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                                                               EXHIBIT (a)(1)(N)


                   [Potter Anderson & Corroon LLP Letterhead]


                                 March 14, 2001



VIA FACSIMILE

Raymond J. DiCamillo, Esq.
Richards, Layton & Finger
One Rodney Square
Wilmington, DE  19801


         Re: Shell Oil Company, et al. v. Barrett Resources Corporation, et al. C.A. No. 18709


Dear Ray:

                  The Board of Directors of Barrett Resources Corporation today amended the by-laws of the Corporation to delete the provisions challenged in your client's Amended Complaint for Declaratory and Injunctive Relief. A copy of the Amended Bylaws and Secretary's Certificate are enclosed. The amendments largely moot the Amended Complaint and certainly negate any need for expedited treatment. Accordingly, we do not believe the scheduling conference set for this afternoon is necessary. Please call me so that we can contact the Court and let the Vice Chancellor know that the conference is unnecessary.

                                                Sincerely yours,

                                                /s/ Peter J. Walsh, Jr.

                                                Peter J. Walsh, Jr.



PJW:cme
Enclosure
cc: Richard B. Kapnick, Esq.

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                          BARRETT RESOURCES CORPORATION

                             SECRETARY'S CERTIFICATE

                  I, Eugene A. Lang, Jr., Executive Vice President, General Counsel and Secretary of Barrett Resources Corporation, a Delaware corporation (the "Company"), DO HEREBY CERTIFY that the resolutions attached as Exhibit I to this certificate were duly approved by the Board of Directors of the Company at a meeting held on March 14, 2001 in accordance with Article IX, Section 4 and
Article III, Section 3 of the Bylaws of the Company.

                  IN WITNESS WHEREOF, Eugene A, Lang, Jr. has hereby signed this certificate on the 14th day of March, 2001.


                                            /s/ Eugene A. Lang, Jr.
                                       -----------------------------------------
                                       Eugene A. Lang, Jr.
                                       Executive Vice President, General Counsel
                                       and Secretary
                                       Barrett Resources Corporation


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                                    EXHIBIT I

                                 RESOLUTIONS OF

                             THE BOARD OF DIRECTORS

                                       OF

                          BARRETT RESOURCES CORPORATION


                  WHEREAS, the Board of Directors (the "Board") of Barrett Resources Corporation, a Delaware corporation (the "Corporation"), has determined that it is appropriate and in the best interests of the stockholders and the Corporation to amend the Bylaws of the Corporation as set forth below;

                  NOW, THEREFORE, BE IT AND IT HEREBY IS RESOLVED, that Section 3 of Article III of the Bylaws of the Corporation shall be amended and restated in its entirety as follows:

         "Section 3. Notice of Nominations. Nominations for the election of directors may be made by the board of directors or a committee of the board of directors or by any stockholder entitled to vote for the election of directors. Nominations by the board of directors or a committee of the board of directors may be made by oral or written notice delivered to the secretary of the corporation by any officer or director on behalf of the board of directors or committee at any time prior to or at any meeting of the stockholders at which directors are to be elected. Each notice of nomination of directors by the board of directors or a committee of the board of directors shall set forth the names of the nominees.

         (A) Nominations by stockholders for all meetings prior to and including the annual meeting of stockholders held in 1999 shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the secretary of the corporation not less than 53 days nor more than 90 days prior to any meeting of the stockholders at which directors are to be elected; provided, however, that if less than 60 days' notice of the meeting is given to stockholders, written notice of nominations of directors by stockholders shall be delivered or mailed, as prescribed, to the secretary of the corporation not later than the close of the seventh day following the day on which notice of the meeting was mailed to stockholders and (B) for all meetings of stockholders after the annual meeting of stockholders held in 1999 nominations by stockholders shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the secretary of the corporation not less than ninety (90) days nor more than 130 days prior to (i) any meeting (other than an annual meeting) at which directors are to be elected, appointed or designated or, (ii) in the case of an annual meeting, the anniversary of the previous year's annual meeting; provided, however, if, (x) in the case of an annual meeting, the annual meeting is scheduled to be held on a date more than thirty (30) days prior to or delayed by more than sixty (60) days after such anniversary date or, (y) in the case of any other meeting, less than 100 days' notice of the meeting is given to stockholders, then notice by the stockholder must be delivered to the corporation no later than the close of business ninety
(90) days prior to such meeting or the tenth day following the day on which notice of the date of the meeting was


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mailed or public disclosure of the date of the meeting was first made by the corporation (and in no event shall the public announcement of an adjournment of the meeting commence a new time period for the giving of a stockholders' notice under this Section 3.

         To be in proper form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section. The chairman of any meeting of stockholders of the corporation may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded."

                  RESOLVED FURTHER, that Section 4 of Article IX of the Bylaws of the Corporation shall be amended and restated in its entirety as follows:

         "Section 4. Amendments. These bylaws may be altered, amended or repealed or new bylaws may be adopted by the board of directors or by the stockholders in the manner provided in this Article IX, Section 4. In order for the board of directors to effect an alteration, amendment or repeal of these bylaws or to adopt new bylaws, written notice containing the proposed alteration, amendment, repeal or new bylaws must be provided to all the directors of the corporation not less than 30 days prior to the meeting of directors at which the proposal is to be considered unless the proposal is approved by at least 75 percent of all directors including 80 percent of Independent Directors (as defined in Article IV, Section 9 of these bylaws together with other capitalized terms used in Article IX of these bylaws.) In order for the stockholders to effect an alteration, amendment or repeal of these bylaws or to adopt new bylaws at a meeting of the stockholders of the Corporation, written notice containing the proposed alteration, amendment, repeal or new bylaws must be provided to the secretary and all of the directors of the corporation not more than seven days after the corporation gives notice of the meeting of stockholders at which the proposal is to be considered.

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         Any amendment or repeal of any provision or all provisions of this
Article IX, Section 4, or the adoption of any provision inconsistent with any provision or all provisions of this Article IX, Section 4, shall, in addition to any other vote or approval required by law or by these bylaws or by the certificate of incorporation, require the affirmative vote of (a) at least 75 percent of all directors including at least two-thirds of the Independent Directors, or (b) (i) at least 66 percent of the outstanding shares of each class of Voting Stock, as defined in Article IV, Section 9 of these bylaws, and
(ii) at least a majority, not including shares owned by Interested Persons, of the outstanding shares of each class of Voting Stock."